Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective as of the 24th day of September 2004, by and between CENTENE CORPORATION, a Delaware corporation (hereinafter called the “Company”), and James D. Donovan, Jr. (hereinafter called the “Executive”).

1. Employment. Company hereby agrees to employ Executive as Senior Vice President of New Product Development with such other or additional titles or positions as Company’s President, Senior Executives, or Board of Directors may, from time to time, determine. Executive’s employment shall continue as long as mutually agreeable to the parties.

2. Duties. During the employment period, Executive shall faithfully perform his duties to the best of his ability and in accordance with the directions and orders (and to the satisfaction) of the Company’s President, Senior Executives, and Board of Directors of Company, and he shall devote his full working time, attention and energy to the performance of his duties.

In addition to the duties assigned to him by the Company’s President, Senior Executives and/or Board of Directors of Company, Executive shall perform such other duties as are commensurate with his position and responsibilities, including without limitation, exercising his best judgment; safeguarding and saving from waste the assets of Company; and following, maintaining, and implementing the business plans, budgets, business procedures and directives established and promulgated by Company, as modified or amended from time to time.

Except as otherwise provided herein, Executive shall not render services, directly or indirectly, to any other person or organization without his Supervisor’s prior written consent and shall not engage in any activity that would interfere significantly with the faithful performance of his duties thereunder. Executive may perform minor services for which he does not receive compensation, provided that the activity does not conflict with the provisions of his duties, without written consent.

3. Compensation. As compensation for all services rendered by Executive under this agreement, company shall pay to Executive, in accordance with its then prevailing payroll practices, a salary at the annualized rate of Three Hundred Twenty Five Thousand Dollars ($325,000.00), less applicable payroll deductions. This salary may be adjusted from time to time as directed by the Company’s President.

4. Other Employment Benefits. During the Employment Period:

(a)	Company shall reimburse Executive monthly for actual, reasonable, and necessary out-of-pocket expenses he incurs on Company’s business in compliance with company policies and procedures.

(b)	Executive shall participate in such of Company’s Executive plans or fringe benefit arrangements as provided for all Executives, subject to their terms and conditions.

(c)	Vacation Leave. During the Employment Term, Executive shall be entitled to a number of vacation days as established in the standard company policy for senior executives. Executive shall accrue and receive full compensation and benefits during his vacation leave periods. Vacation leave shall be taken at such times as do not have an adverse effect on the operations or transactions of the Company or otherwise as Executive and his immediate supervisor shall agree.

(d)	Bonus Plan. The annual target bonus is 40% of base salary with potential to exceed that if and when the company exceeds its Annual Operating Plan criteria. This award is at the discretion of the Company’s President. The Bonus Plan may be adjusted from time to time as directed by the Company’s President. Executive is guaranteed a bonus of $75,000 for FY 2004, to be paid in January 2005 upon approval of the Board of Directors.

(e)	Company agrees to grant to Executive options, vesting ratably over five years, to acquire 30,000 shares of common stock of Company, pursuant to any of Employer’s stock option plans that the Board of Directors shall designate, for the price and under the terms of vesting and all other terms and conditions as set forth in the Stock Option Agreement attached hereto as Exhibit A. Stock sales by Executive will be subject to Company’s Trading Policy which is also applicable to other employees.

(f)	Executive will be paid a signing bonus of Eighty One Thousand Two Hundred and Fifty Dollars ($81,250.00) payable to him on his date of hire with the Company. If the Executive is terminated for cause or voluntarily terminates his employment (other than because of death or medical necessity) before three (3) months following the first day worked, the Executive will be responsible for reimbursing the Company, at a rate of 1/3rd for each uncompleted month of employment, for this signing bonus. The Company may withhold any monies due to Executive at the time of termination necessary to satisfy this obligation, above those sums exempt from attachment under Federal and State Laws.

(g)	Executive will take no actions to violate the provisions of any non-competition agreement he may have with his former employer. Company agrees to indemnify Executive for reasonable out of pocket expenses attributable to a claim by his former employer that he violated the non-competition provisions of the agreement dated August 1, 2003. Counsel selection, litigation expenses, and any financial aspects of any settlement in that litigation must be pre-approved by Company, and failure to do so will abrogate Company’s obligation, if any, to reimburse Executive for any or all of these expenses.

(h)	Executive will be entitle to receive reimbursement of reasonable relocation expenses attendant to his move to the St. Louis metropolitan area, including those for packing, moving and (to the extent necessary) short-term storage of household items, pursuant to and subject to all of the requirements of Company’s existing relocation program. Executive agrees that in the event that he does not become employed by Company, or leaves the employment of Company for any reason other that his termination by Company without Cause, Executive will repay the full amount of any relocation expenses paid to him or on his behalf within 14 days of his rejection of or termination from employment.

5. Termination of Employment.

(a)	Termination for Cause. If the Company terminates Executive’s employment For Cause, or if Executive resigns from his employment pursuant to Subsection 5(b), Executive shall be entitled only to payment of that portion of his Salary earned through and including the Termination Date or the Resignation Date at the rate of Salary in effect at that time.

(b)	Resignation. Executive may resign from his employment with the Company at any time by providing written notice of his resignation to his immediate supervisor at least thirty (30) days before the Resignation Date, in which case he shall be entitled to compensation as provided in Subsection 5(a).

(c)	Death. If Executive dies during his employment, or Executive is entitled to receive payments from the Company pursuant to Section 5(a) at the time of his death, Executive’s estate or personal representative shall be entitled to receive that portion of the Salary, at the rate in effect at Executive’s death, that Executive earned through and including the date of Executive’s death.

(d)	Disability. If Executive becomes Permanently Disabled, the Board may terminate Executive’s employment by providing written notice to Executive at least 72 hours before the Termination Date. If Executive resigns from employment with the Company as a result of a Permanent Disability, or the Company terminates Executive’s employment as a result of a Permanent Disability, Executive shall be entitled to receive that portion of his Salary, at the rate in effect at the time he became Permanently Disabled, that he earned through and including the Termination Date or Resignation Date, as applicable; provided, however, the amount due and payable for the period on and after the date on which Executive became Permanently Disabled shall not be less than the portion of the Salary that would have been paid to him if he had continued in the Company’s employment for the 180 day period following the date on which he became Permanently Disabled.

(e)	Compensation Following Termination. If the Company terminates Executive’s employment other than For Cause the Company shall pay Executive that portion of his Salary earned through and including the Termination Date or the Resignation Date at the rate of Salary in effect at that time, plus an amount equal to fifty-two (52) weeks of his annualized Salary paid in accordance with the then current payroll practices, and conditioned upon Executive’s signing, and not revoking, a complete Release of any and all claims. In such case, Company shall pay for twelve (12) months of the eighteen (18) months health and dental insurance continuation coverage to which Executive is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, Public Law 99-272, Title X (COBRA).

(f)	Change of Control In the event of a “Change in Control” which, within 24 months from and after such Change in Control results in (a) the involuntary termination of Executive’s employment by the Company, or (b) the voluntary resignation of employment by Executive because of (i) the reduction of Executive’s compensation, (ii) a material adverse change in Executive’s position with the Company or the nature or scope of Executive’s duties or (iii) a request by the Company or the surviving entity of the transaction that resulted in the Change of Control that Executive relocate outside of the St. Louis area which Executive refuses, then Executive shall receive severance equal to fifty-two (52) weeks pay paid at his choice (which choice shall be irrevocably made and set forth as part of the Release described below) either as a lump sum payment or salary continuance, rather than the severance paid pursuant to paragraph 5(c) above, but conditioned upon Executive’s signing, and not revoking, a complete Release of any and all claims. In such case, Company shall pay for twelve (12) months of the eighteen (18) months health and dental insurance continuation coverage to which Executive is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, Public Law 99-272, Title X (COBRA). In addition, the Company agrees to pay for reasonable outplacement services arranged by the Company. Notwithstanding the foregoing, no payment or payments shall be made under this Agreement which would be an “excess parachute payment” as defined in § 280G(b) of the Internal Revenue Code of 1986, as amended. Payments which would be “excess parachute payments” shall be proportionately reduced so that no portion of any payment shall constitute an “excess parachute payment.” For purposes hereof a “Change in Control” of the Company shall be deemed to occur if (i) any “person” (as such term is used in § § 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (A) persons who, at the date of this Agreement, are the beneficial owners of 25% or more of the Company’s voting securities or (B) a group including Executive, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the

Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, or (ii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation. Further, for purposes hereof, a “Change in Control” also shall be deemed to occur if individuals who, as the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that an individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be included within the definition of Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual election contest (or such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

6. Covenants.

(a)	Non-competition by Executive. If the employment of Executive is terminated for any reason whatsoever, whether by Executive or Company and whether with cause or without cause, provided the Company has made payments to the extent required by Section 5(e), Executive agrees that for a period of one year after the date of such termination, Executive will not, either personally or as an employee, agent, director, officer, shareholder, associate, partner, manager, agent, advisor, independent contractor, proprietor, consultant or otherwise: (i) engage in or for any managed care organization which is competitive with any business in which Company is engaged as of the termination date; (ii) solicit, divert or take away from Company the services of any of the employees or agents of Company, or induce in any way any nonperformance of any of the obligations of such employees or agents to Company; and (iii) undertake, or engage in, any employment or business activities involving the disclosure or use of Company’s trade secrets or confidential information.

(b)	Return of Company Records and Property. Executive agrees that upon termination of Executive’s employment, for any cause whatsoever, Executive will surrender to the Company in good condition all property and equipment belonging to Company and all records kept by Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any operational, financial or other documents given to Executive during Executive’s employment with Company.

(c)	Non-disclosure by Executive. The Executive acknowledges and agrees that any information obtained by Executive while employed by the Company, including but not limited to customer lists and customer contacts, financial, promotional, marketing, training or operational information, and employment data is highly confidential, and is important to the Company and to the effective operation of the Company’s business. Executive, therefore, agrees that while employed by the Company, and at any time thereafter, Executive will make no disclosure of any kind, directly or indirectly, concerning any such confidential matters relating to the Company or any of its activities.

(d)	Enforcement. In the event of a breach or threatened breach by the Executive of the provisions of this Agreement, the Company shall be entitled to a restraining order and/or an injunction restraining the Executive from contacting, servicing or soliciting Company’s customers, or customer contacts, or utilizing or disclosing, in whole or in part, the list of the Company’s customers, customer contacts, employees, or financial, operational, promotional, marketing, or training information, or from rendering any services to any persons, firm, corporation, association, or other entity to whom such list or information, in whole or in part, has been disclosed or is threatened to be disclosed. In the event the Company is successful in any suit or proceeding brought or instituted by the Company to enforce any of the provisions of this agreement on account of any damages sustained by the Company by reason of the violation by the Executive of any of the terms and/or provisions of this agreement to be performed by the Executive, the Executive agrees to pay the Company reasonable attorney’s fees to be fixed by the Court.

7. Inventions.

(a)	Executive shall promptly communicate and disclose in writing to Company all those inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by him, or under which he acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or may arise out of his employment, or relate to any matters pertaining to, or useful in connection therewith, the business or affairs of Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of Company. All of Executive’s right, title and interest in, to, and under all such inventions, licenses, and right to grant licenses shall be the sole property of Company. Any such inventions disclosed to anyone by Executive within one (1) year after the termination of employment for any cause whatsoever shall be deemed to have been made or conceived by Executive during the Employment Period.

(b)	As to all such invention, Executive shall, upon request of Company:

i.	Execute all documents which Company shall deem necessary or proper to enable it to establish title to such inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and

ii.	Do all things (including the giving of evidence in suits and other proceedings) which Company shall deem necessary or proper to obtain, maintain, or assert patents for any and all such inventions or to assert its rights in any inventions not patented.

8. Litigation. Executive agrees that during his employment or thereafter, he shall do all things, including the giving of evidence in suits and other proceedings, which Company shall deem necessary or proper to obtain, maintain or assert rights accruing to Company during the employment period and in connection with which Executive has knowledge, information or expertise. All reasonable expenses incurred by Executive in fulfilling the duties set forth in this paragraph 8 shall be reimbursed by Company to the full extent legally appropriate, including, without limitation, a reasonable payment for Executive’s time.

9. Modification. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and signed by all parties therefore.

10. Entire Agreement. This instrument constitutes the entire agreement of the parties hereto with respect to Executive’s employment and his compensation therefore.

11. Waiver. The failure to enforce at any time any of the provisions of this agreement or to require at any time performance by any party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of each party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

12. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

13. Pronouns. As used herein, the term “Executive” and the pronouns therefore have been used for convenience only, and corresponding terms reflecting the proper gender of Executive shall be deemed substituted by the parties hereto where appropriate.

14. Successors. This Agreement shall be binding upon and shall inure to the benefit of Company and any successor or assign of Company. For the purposes of this Agreement, the terms “successor or assign” shall mean any person, firm, corporation, or other business entity which, at any time, whether by merger, purchase, assignment or otherwise, shall acquire the assets or business of Company in part or as a whole.

This Agreement shall also be binding upon and shall inure to the benefit of Executive and his legal representatives and assigns, except that Executive’s obligations to perform such future services and rights to receive payment therefore are hereby expressly declared to be non-assignable and non-transferable.

15. Governing Law. This Agreement shall be interpreted and executed in accordance with the laws of the State of Missouri.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

CENTENE CORPORATION

By	/s/ CAROL GOLDMAN
“Company”

By	/s/ JAMES D. DONOVAN JR.
“Executive”